Exhibit 99.1

Press Release November 27, 2012	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Inc. Structural and Rail Division to Expand Its Production of

Carbon Steel Rails With State-Of-The-Art Heat-Treating

FORT WAYNE, INDIANA, November 27, 2012/Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced plans to install a state-of-the-art heat-treating system at its Columbia City, Indiana, Structural and Rail Division (SRD).  When operational, the system will be capable of producing up to 350,000 tons of standard strength and head hardened plain, carbon steel rails for North America’s railroad industry.

Capital investments are estimated to be slightly less than $27 million.  Site preparation will commence immediately with construction expected to begin in the first quarter of 2013. The company anticipates it will commission the system before the end of 2013.  Production ramp-up is expected to continue through 2015, reaching full production of 350,000 tons in early 2016.  This expansion is expected to create nearly forty (40) new, full time jobs. The company plans to locally-source much of the equipment, with a majority of the required materials carrying the Made in USA manufacturing marking.

It is anticipated that the new rail capabilities will permit the Structural and Rail Division to become North America’s pre-eminent rail manufacturer for rail quality, end straightness, and dimensional control. Unlike the company’s domestic competitors, which produce 80 foot rail on less efficient, older technology, the company’s new process will involve a modern universal mill capable of rolling high-quality 320-foot long rails.  These longer rails will be cut to customer-required lengths or welded together into quarter-mile long strings utilizing only four, instead of nineteen, welds, using the company’s existing state-of-the-art Continuous Rail Welding facility.  By reducing the number of welds, this technologically advanced system will significantly reduce the potential for weld-related track issues, dramatically reduce associated production costs, and provide customers with the quality rail needed for 21st Century rail systems.

“We are excited to announce this important growth initiative,” said Mark D. Millett, Steel Dynamics’ Chief Executive Officer.  “This investment will allow us to further expand and diversify our Structural and Rail Division’s market in a capital efficient manner.  During 2012, we shipped our rail products to many of the American and Canadian Class 1 railroads, as well as to Mexico’s largest railroad.  Our rail customers have encouraged us to expand our product offerings to not only include head-hardened rail, but in these longer rail strings, thereby enabling our customers to reduce their cost of rail maintenance and replacement. This project will provide that need. Adding this product further demonstrates our entrepreneurial and innovative response to a marketplace demand, providing our customers with high quality, cost-effective products they want and need. Moreover, customers will be able to make us their “one-stop-shop” for all cut or welded rail products.

“Since 2002, when we began production at our Structural and Rail Division, our team has partnered with a variety of customers, supplying them with consistently high-quality products. We have achieved a reputation for on-time performance, scheduling flexibility, and consistently high quality. With this new investment, we expect to be able to build on that reputation. We will of course continue to offer our traditional, high quality products to our existing structural beam and piling customers, and we look forward to expanding our relationships with our new rail customers,” Mr. Millett concluded.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.0 billion in 2011, over 6,500 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 70 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a prolonged or deepening recession on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are publicly available on the SEC Web site at www.sec.gov, and on the Steel Dynamics Web site at www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations—+1.260.969.3500